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                                                           Exhibit 10.8.3


         CONVENIO DE ESTABILIDAD JURIDICA CON DOE RUN MINING S.R.LTDA.

Conste por el presente documento el Convenio de Estabilidad Juridica que celebran, de una parte, el ESTADO PERUANO, debidamente representado por el Ministro de Energia y Minas, Ingeniero Alberto Pandolfi Arbulu, autorizado para tal efecto por Resolucion Suprema No 331-96-PCM, con domicilio en Av. Las Artes NO 260 - San Borja - Lima, a quien en adelante se le denominara "ESTADO"; y, de la otra parte la empresa DOE RUN MINING S.R.Ltda., constituida y existente bajo las leyes del Peru, con RUC No 37708267, inscrita en el Asiento 1-A de la Ficha 143928 del Libro de Sociedades del Registro de Personas Juridicas, con domicilio en Av. Victor Andres Belaunde No 395 - San Isidro, representada por el senor Julio Guadalupe Bascones, identificado con Libreta Electoral No 09388911, segun poder inscrito en la Ficha 143928 del Libro de Sociedades del Registro de Personas Juridicas, a quien en adelante se le denominara DOE RUN; en los terminos y condiciones que constan en las siguientes clausulas:

PRIMERA.- DOE RUN ha presentado ante el Ministerio de Energia y Minas, en adelante MINISTERIO, una solicitud para la suscripcion de un Convenio de Estabilidad Juridica al amparo de lo dispuesto en el Decreto Legislativo No 662, en el Titulo II y en el Capitulo Primero del Titulo V del Decreto Legislativo No 757, y en el Reglamento de los mismos aprobado por el Decreto Supremo No 162-92-EF del 12 de octubre de 1992, el que en adelante se denominara el REGLAMENTO.

SEGUNDA.- DOE RUN , en virtud del presente Convenio, se acoge a la modalidad de inversion prescrita en el inciso a) del articulo 16o del REGLAMENTO. En consecuencia, se obliga a lo siguiente:

1. Efectuar aportes dinerarios al capital de la empresa DOE RUN PERU S.R.Ltda, una compania constituida en la ciudad de Lima, Peru, inscrita en el Asiento 1-A de la Ficha No 143658 del Libro de Sociedades del Registro de Personas Juridicas de la Oficina Registral de Lima y Callao, por un monto de US$ 247'921,991.24 (Doscientos Cuarenta y Siete Millones Novecientos Veintiun Mil Novecientos Noventa y Uno y 24/100 Dolares de Estados Unidos de America) en un plazo que no excedera del 23 de octubre de 1997.

2. Canalizar el aporte a que se refiere el numeral 1, a traves del Sistema Financiero Nacional, conforme debera constar en la certificacion que emita el banco interviniente en la operacion.

TERCERA.- EL ESTADO, en virtud del presente Convenio y mientras este se encuentre vigente, se obliga, en relacion con la inversion a que se refiere la CLAUSULA SEGUNDA, a garantizar la estabilidad juridica para DOE RUN, en los siguientes terminos

1. Estabilidad del regimen tributario referido al Impuesto a la Renta, conforme a lo prescrito en el articulo 38o del Decreto Legislativo No 757 y en el inciso a) del articulo 10o del Decreto Legislativo No 662, vigente al momento de la suscripcion del presente convenio, segun el cual los dividendos y cualquier otra forma de distribucion de utilidades, no se encuentran gravadas, de conformidad con lo prescrito en el inciso a) del articulo 25o de la Ley del Impuesto a la Renta, aprobada por el Decreto Legislativo No. 774 y normas modificatorias vigentes a la fecha de suscripcion del presente Convenio.

2. Estabilidad del derecho de utilizar el tipo de cambio mas favorable conforme a lo prescrito en el articulo 38o del Decreto Legislativo No 757 y en el inciso b) del articulo 10o del Decreto Legislativo No 662, que implica que DOE RUN podra acceder a la moneda extranjera en el mercado cambiario al tipo de cambio mas favorable que pueda conseguir, sin que el ESTADO pueda obligarla a realizar sus operaciones cambiarias bajo un regimen o mecanismo que otorgue un tratamiento menos favorable que el que se aplique a cualquier persona natural o juridica por la realizacion de cualquier operacion cambiaria, de acuerdo a lo siguiente:

      a)    cuando se trate de conversion de la moneda extranjera a nacional:
            DOE RUN podra venderla a cualquier persona natural o juridica al tipo de cambio compra mas favorable que encuentre en el mercado cambiario al momento de efectuar la operacion cambiaria; y,

      b)    cuando se trate de conversion de la moneda nacional a extranjera:
            DOE RUN podra comprarla a cualquier persona natural o juridica al tipo de cambio venta mas favorable que encuentre en el mercado cambiario al momento de efectuar la operacion cambiaria.

3. Estabilidad del derecho a la no discriminacion conforme a lo prescrito en el articulo 38o del Decreto Legislativo No 757 y en el inciso c) del articulo 10o del Decreto Legislativo No 662, que implica que el ESTADO en ninguno de sus niveles, ya se trate de entidades o empresas del Gobierno Central, Gobiernos Regionales o Locales, podra aplicar a DOE RUN un tratamiento diferenciado atendiendo a su nacionalidad, los sectores o tipos de actividad economica que desarrolle o la ubicacion geografica de la empresa en que invierta, ni en las siguientes materias:

      a) precios, tarifas o derechos no arancelarios, de tal modo que el ESTADO no podra aplicar por estos conceptos a DOE RUN, en lo relativo a la inversion a que se refiere la CLAUSULA SEGUNDA, montos
            o tasas diferenciados;

      b) forma de constitucion empresarial, de tal modo que el ESTADO no podra exigir a DOE RUN que la empresa DOE RUN PERU S.R.Ltda., en la que va a invertir, adopte una determinada modalidad empresarial;

      c) su condicion de persona natural o juridica, de tal modo que el ESTADO no podra aplicar a DOE RUN un tratamiento diferenciado por este concepto; y,

      d) ninguna otra causa de efectos equivalentes, como es el caso de la aplicacion de tratamientos discriminatorios para DOE RUN resultantes de cualquier combinacion de los diversos acapites del presente numeral.

      El presente numeral se aplica sin perjuicio de las limitaciones establecidas en el articulo 30 del REGLAMENTO.

CUARTA.- DOE RUN asume adicionalmente, de conformidad con lo pactado en la CLAUSULA SEGUNDA, la obligacion de acreditar que ha cumplido con efectuar el aporte dinerario por un monto de US$ 247'921,991.24 (Doscientos Cuarenta y Siete Millones Novecientos Veintiun Mil Novecientos Noventa y Uno y 24/1 00 Dolares de Estados Unidos de America) al capital de la empresa DOE RUN PERU S.R.Ltda., mediante la presentacion ante el MINISTERIO de copia del Testimonio de la Escritura Publica de Aumento de Capital y Modificacion de Estatutos de la empresa, debidamente inscrita en el registro correspondiente, asi como la certificacion que emita el banco interviniente en la operacion.

La obligacion a que se refiere el parrafo anterior debera acreditarse en un plazo maximo de sesenta (60) dias calendario, contado a partir de la fecha limite para su cumplimiento conforme a lo establecido en la CLAUSULA SEGUNDA. El incumplimiento de la misma constituye causal de resolucion del Convenio.

QUINTA.- El presente Convenio de Estabilidad Juridica tendra una vigencia de diez (10) anos contados a partir de la fecha de su suscripcion. En consecuencia, no podra ser modificado unilateralmente por ninguna de las partes durante dicho periodo, ni aunque la legislacion nacional sea modificada, asi se trate de modificaciones mas beneficiosas o perjudiciales para alguna de las partes que las pactadas en este Convenio.

SEXTA.- DOE RUN tendra derecho a renunciar por unica vez al regimen de estabilidad juridica que se le otorga al amparo del presente Convenio, debiendo formalizar dicha renuncia mediante una comunicacion por escrito dirigida al MINISTERIO, la que se hara efectiva desde la fecha de recepcion de la comunicacion por este ultimo.

Si DOE RUN opta por ejercer el derecho de renuncia al Convenio de Estabilidad, que se le reconoce al amparo de la presente Clausula, automaticamente pasara a regirse por la legislacion comun.

SEPTIMA.- DOE RUN tendra derecho a ceder su posicion contractual en el presente Convenio. Para que sea valida dicha cesion de posicion contractual, DOE RUN debera obtener previamente la autorizacion correspondiente del MINISTERIO, la misma que se formalizara mediante un Addendum al presente Convenio.

Queda entendido que la cesion de posicion contractual que realice DOE RUN a otro inversionista no extiende el plazo de duracion del Convenio a que se refiere la CLAUSULA QUINTA.

OCTAVA.- El presente Convenio de Estabilidad Juridica podra ser modificado de comun acuerdo por las partes, salvo en lo referente a su plazo de vigencia establecido en la CLAUSULA QUINTA. Tampoco podra modificarse el monto de los aportes por debajo del limite establecido en el inciso a) del articulo 160 del REGLAMENTO.

Para tal efecto, DOE RUN presentara una solicitud al MINISTERIO, que se tramitara conforme al mismo procedimiento utilizado para la suscripcion del presente Convenio.

NOVENA.- Siendo la intencion de las partes que los problemas que se presenten en relacion con el cumplimiento del presente Convenio se resuelvan de la manera mas expeditiva posible, se conviene desde ahora que cualquier litigio, controversia
o reclamacion entre ellos, relativa a la interpretacion, ejecucion o validez del presente Convenio, sera resuelta mediante arbitraje de derecho.

El arbitraje se llevara a cabo en la ciudad de Lima, mediante la constitucion de un Tribunal Arbitral conformado por tres miembros, de los cuales cada una de las partes nombrara a uno y los dos arbitros asi designados nombraran al tercer arbitro. Los arbitros quedan expresamente facultados para determinar la controversia materia del arbitraje.

Si una parte no nombra arbitro dentro de los diez (10) dias de recibido el requerimiento de la parte o partes que soliciten el arbitraje o si dentro de un plazo de diez (10) dias, contado a partir del nombramiento del ultimo arbitro por las partes, los dos arbitros no consiguen ponerse de acuerdo sobre el tercer igualmente arbitro, la designacion del arbitro faltante sera hecha, a peticion de cualquiera de las partes, por la Camara de Comercio de Lima.

El plazo de duracion del proceso arbitral no debera exceder de sesenta (60) dias habiles, contado desde la fecha de designacion del ultimo arbitro y se regira por lo dispuesto en la Ley General de Arbitraje, aprobada por la Ley No. 26572 y/o las normas que la sustituyan o modifiquen.

Los gastos que se generen por la aplicacion de lo pactado en la presente Clausula seran sufragados por las partes contratantes en igual medida.

DECIMA.- Constituyen causales de resolucion de pleno derecho del presente Convenio de Estabilidad Juridica, sin mediar requisito de comunicacion previa, las siguientes:

1. El incumplimiento por parte de DOE RUN de las obligaciones establecidas en la CLAUSULA SEGUNDA y CLAUSULA CUARTA.

2. La cesion de posicion contractual del presente Convenio que realice DOE RUN a otro inversionista sin obtener la correspondiente autorizacion previa del MINISTERIO, conforme a lo pactado en la CLAUSULA SEPTIMA.

En el caso que DOE RUN incurra en una de las mencionadas causales de resolucion del presente Convenio, si por efecto de la estabilidad juridica concedida al amparo del mismo, hubiera gozado de una carga fiscal menor a la que le hubiera correspondido de no estar amparada por dicho Convenio, estara obligada a reembolsar al ESTADO el monto actualizado de los tributos que le hubieran afectado de no haber suscrito el Convenio, mas los recargos correspondientes a que se refiere el Codigo Tributario.

Queda entendido que en el caso a que se refiere el parrafo anterior, si DOE RUN hubiera soportado una carga fiscal mayor por efectos del presente Convenio, no existira obligacion de reembolso de suma alguna por parte del Estado.

Estando las partes de acuerdo en todos los terminos del presente Convenio, lo suscriben en dos copias de igual contenido, en Lima, a los veintiun dias del mes de octubre de 1997.

                          /s/ ALBERTO PANDOLFI ARBULU
                          ----------------------------
                            ALBERTO PANDOLFI ARBULU
                          MINISTRO DE ENERGIA Y MINAS

            LEGAL STABILITY AGREEMENT WITH DOE RUN MINING S. R. LTDA.

Witnesseth hereby the Legal Stability Agreement entered into by and between the STATE OF PERU, duly represented by the Minister of Energy and Mines, Engineer Alberto Pandolfi Arbulu, authorized for such purposes by Supreme Resolution No. 331-96-PCM, domiciled for purposes hereof at Av. Las Artes No. 260 - San Borja - Lima, hereinafter referred to as the STATE, as party of the first part; and DOE RUN MINING S. R. LTDA., a company incorporated and existing under the laws of Peru, with Single Taxpayer's Registration (RUC) No. 37708267, registered on Entry 1-A of Card 143938 of the Book of Corporations of the Registry of Companies, domiciled for purposes hereof at Av. Victor Andres Belaunde No. 395 - San Isidro, duly represented by Julio Guadalupe Bascones, identified with Voter's Registration Card, No. 09388911, as per power of attorney registered on Card 143928 of the Book of Corporations of the Registry of Companies, hereinafter referred to as DOE RUN, as party of the second part; under the terms and conditions set forth in the following clauses:

FIRST.- DOE RUN has presented to the Ministry of Energy and Mines, hereinafter referred to as the MINISTRY, a request for the signing of a Legal Stability Agreement as authorized by the provisions set forth in Legislative Decree No. 662, in Title II, and in the First Chapter of Title V of Legislative Decree No. 757, and in the Regulations of said Decrees approved by Supreme Decree No. 162-92-EF, dated October 12, 1992, hereinafter referred to as the REGULATIONS.

SECOND.- By virtue of the present Agreement, DOE RUN agrees to the form of investment prescribed in Clause a) of Article 16 of the REGULATIONS. As such DOE RUN is obligated as follows:

To execute monetary contributions to the Capital of the company DOE RUN PERU
S. R. Ltda., a company incorporated in the city of Lima, Peru, registered on Entry l-A of Card No. 143658 of the Book of Corporations of the Registry of Companies of Registry Office of Lima and Callao, for an amount of US$247,921,991.24 (TWO HUNDRED FORTY SEVEN MILLION NINE HUNDRED TWENTY ONE THOUSAND NINE HUNDRED NINETY ONE AND 24/100 US DOLLARS) in a term not to exceed October 23, 1997.

To channel the contribution referred to in numeral 1, through the National Financial System, as per the certification that shall be issued by the bank participating in the operation.

THIRD.- By virtue of the present agreement and while it is in force, the STATE is bound to guarantee the legal stability for DOE RUN, regarding the investment referred to in the SECOND CLAUSE hereof, under the following terms:

The stability of the tax regime regarding the Income Tax, in keeping what is provided in Article 38 of Legislative Decree No. 757 and in clause a) of
Article 10 of Legislative Decree No. 662, in force at the time of the signing of the present agreement, according to which the dividends and any other form of profit distribution are not subject to taxation, pursuant to the provisions set forth in clause a) of Article 25 of the Income Tax Law, approved by means of

Legislative Decree No. 774 and amending standards in force at the time of signing the present agreement.

The stability of the right to use the most favorable exchange rate pursuant to the provisions set forth in Article 38 of Legislative Decree No. 757 and in clause b) of Article 10 of Legislative Decree No. 662, signifying that DOE
RUN will have access to foreign exchange on the foreign exchange market at the most favorable rate of exchange that it may obtain, and the State may not obligate it carry out its exchange operations under a regime or mechanism granting a less favorable treatment than what is applied to any individual or corporate body to carry out any exchange operation, in accordance with the following:

         When it is a matter of conversion of foreign to national currency: DOE RUN may sell the foreign currency to any individual or corporate body at the most favorable "buy" exchange rate available on the foreign exchange market, at the time of execution of the foreign exchange operation; and,

         When it is a matter of conversion of national to foreign currency: DOE RUN may buy the national currency from any individual or corporate body at the most favorable "sale" exchange rate available on the foreign exchange market, at the time of execution of the foreign exchange operation.

The stability of the right of non-discrimination in accordance with the stipulations set forth in Article 38 of Legislative Decree No. 757 and in clause c) of Article 10 of Legislative Decree No. 662, which provide that the STATE, at any level, whether entities or companies of the Central Government, Regional or Local Governments, may not apply to DOE RUN any differential treatment due to its nationality, the sector or types of economic activity it carries out, or the geographical location of the company in which it invests, nor in the following matters:

         Prices, tariffs or non-Customs duties, in such a way that the STATE may not apply differential amounts or rates to DOE RUN , as regards the investment referred to in the SECOND CLAUSE hereof;

         manner of business incorporation, in such a way the STATE may not demand of DOE RUN that the company DOE RUN PERU S.R.Ltda., in which it is going to invest, adopt a given manner of incorporation;

          its condition as an individual or corporate body, in such a way that the STATE may not apply a differential treatment to DOE RUN; and,

           no other cause of equivalent effects, as is the case of the application of discriminatory treatment against DOE RUN resulting from any combination of the various paragraphs of this numeral.

This numeral is applicable without prejudice to the limitations established in
Article 3 of the REGULATIONS.

FOURTH.- In addition, and pursuant to the provisions set forth in the SECOND CLAUSE, DOE RUN assumes the obligation to accredit that it has complied with carrying out the monetary contribution of US$247,921,991.24 (TWO HUNDRED FORTY SEVEN MILLION NINE HUNDRED TWENTY ONE THOUSAND NINE HUNDRED NINETY ONE AND 24/100 US DOLLARS) to the capital of the company DOE RUN PERU S.R.Ltda. by presenting to the MINISTRY a copy of the Testimony of the Public Deed of the Capital Increase and Amendment of the Articles of Incorporation of the company, duly registered in the corresponding registry, as well as a certification issued by the bank that participates in the operation.

The obligation referred to in the foregoing paragraph must be accredited within a maximum period of sixty (60) calendar days counted as of the deadline for compliance, in line with what is established in the SECOND CLAUSE. Non-compliance of the same constitutes a cause for the termination of the Agreement.

FIFTH.- The present Legal Stability Agreement shall have a term of force of ten
(10) years as of the date of its signing. Consequently, it may not be amended unilaterally by either of the parties during said period, even in the event of modification of national legislation, whether said amendments are more beneficial or prejudicial to either of the parties than what is convened in this Agreement.

SIXTH.- DOE RUN shall have the right to waive, one time only, the legal stability regime granted to it by the authority of this Agreement, and to this end it must formalize said waiver by means of a written communication to the Ministry; said waiver shall become effective as of the date of reception of the communication by the Ministry.

If DOE RUN opts to exercise the right of waiver of the Stability Agreement granted to it pursuant to this Clause, it shall automatically become subject to ordinary legislation.

SEVENTH.- DOE RUN shall have the right to assign its contractual position in this Agreement. For said contractual position assignment to be valid, DOE RUN must obtain the corresponding prior authorization from the MINISTRY, which must be formalized by an Addendum to this Agreement.

It is understood that the contractual position assignment that DOE RUN may make to another investor, does not extend the term of the Agreement referred to in the FIFTH CLAUSE hereof.

EIGHTH.- This Legal Stability Agreement may be amended by common agreement between the parties, except in what regards its term of effect as established in the FIFTH CLAUSE. The amounts of the contributions may not be modified either under the limit established in clause a) of Article 16 of the REGULATIONS.

To this end, DOE RUN. shall present a request to the MINISTRY, which shall be processed in line with the procedure followed for the signing of this Agreement.

NINTH.- It being the intention of the parties that problems arising in relation to the fulfillment of this Agreement be resolved in the most expeditious manner possible, it is hereby agreed from this moment that any litigation, controversy, claim or complaint between the parties, related to the interpretation, execution or validity of this Agreement, shall be resolved through legal arbitration.

The arbitration will be carried out in the city of Lima, through the establishment of an Arbitration Court comprised of three members of whom each of the parties will name one and the two so designated members will in turn name the third. The arbitrators are expressly empowered to resolve the controversy subject to the arbitration.

If one party fails to name an arbitrator within ten (10) days of receipt of the request of the party or parties for an arbitration, or if within an equal period of ten (10) days, counted as of the naming of the last arbitrator by the parties, the two arbitrators do not reach an agreement regarding the third arbitrator, the designation of the missing arbitrator shall be carried out upon the request of either party, by the Chamber of Commerce of Lima.

The duration of the arbitration process shall not exceed sixty (60) working days, counted as of the date of the designation of the last arbitrator, and shall be ruled by what is provided in the General Arbitration Law, approved by Law No. 26572 and/or the standards that substitute or amend it.

The expenses generated by the exercises of what is agreed to in the present Clause shall be borne in equal parts by the contracting parties.

TENTH.- The following constitute causes for termination as a matter of law of this Legal Stability Agreement, without needing prior notice:

Non-compliance on the part of DOE RUN with the obligations established in the SECOND and FOURTH CLAUSES.

Assignment of the contractual position of this Agreement, that may be made by DOE RUN to another investor without obtaining the corresponding prior authorization from the MINISTRY, pursuant to the provisions set forth in the SEVENTH CLAUSE.

In the event that DOE RUN incurs in one of the previously mentioned causes of termination of the present Agreement, and if as a result of the legal stability conferred by the authority of the same agreement DOE RUN enjoyed a lighter tax burden that would have corresponded to it if it had not been under the authority of said Agreement, it shall be obliged to reimburse the STATE for the actual amount of the taxes that would have affected it if such Agreement had not been signed, plus the corresponding surcharges referred to in the Tax Code.

It is understood that in the case referred to in the foregoing paragraph, if DOE RUN had borne a greater tax burden as a result of this Agreement, the STATE will have no obligation to refund any sum whatsoever.

Whereas the parties agree to all of the terms hereof, they sign it in two copies of equal content, in Lima, on October 21, 1997.

ALBERTO PANDOLFI ARBULU
MINISTER OF ENERGY OF MINES



JULIO GUADALUPE BASCONES
DOE RUN PERU S.R.Ltda.